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EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


   We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 33-80755, and Form S-3 No. 333-20555) of PeopleSoft, Inc. and in the related Prospectuses and in the Registration Statement (Forms S-8) pertaining to the 1989 Stock Option Plan, the 1992 Directors' Stock Option Plan and the 1992 Employee Stock Purchase Plan of PeopleSoft, Inc. and the Red Pepper Software Company 1993 stock option plan, of our report dated January 31, 1997 with respect to the consolidated financial statements of PeopleSoft, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996 filed with the Securities and Exchange Commission.


                                                                   ERNST & YOUNG

Walnut Creek, California
March 28, 1997